Exhibit g.2

FORM OF SUB-ADVISORY AGREEMENT

Allianz RCM Global EcoTrends Fund

This Sub-Advisory Agreement is executed as of                     , 2007 by and between ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC, a Delaware limited liability company (the “Manager”), and RCM CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Sub-Adviser”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUND.

(a) Subject always to the direction and oversight of the Trustees of Allianz RCM Global EcoTrends Fund (the “Fund”), a Massachusetts business trust, and the Manager, the Sub-Adviser will, at its expense, either directly or through others selected by it, furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser (1) will comply with the provisions of the Fund’s Agreement and Declaration of Trust and Amended and Restated Bylaws, including any amendments thereto (upon receipt of such amendments by the Sub-Adviser), and the investment objectives, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information (copies of which will be supplied to the Sub-Adviser upon filing with the Securities and Exchange Commission (the “SEC”)), (2) will use its best efforts to safeguard and promote the welfare of the Fund and (3) will comply with other policies which the Trustees or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Sub-Adviser in writing. The Sub-Adviser and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review the investment policies of the Fund and to consult with each other and any other sub-adviser(s) to the Fund regarding the investment affairs of the Fund.

(b) The Sub-Adviser shall be responsible, either directly or through others selected by it, for daily monitoring of the investment activities and portfolio holdings of the Fund’s portfolio in connection with the Fund’s compliance with the Fund’s investment objectives, policies and restrictions of the Fund, as set forth in the Fund’s current Prospectus and Statement of Additional Information. The Sub-Adviser shall also cooperate with and provide sufficient information to the Manager to assist the Manager in its monitoring of the investment activities and portfolio holdings of the Fund in connection with the Fund’s overall compliance with the Investment

Company Act of 1940, as amended from time to time, and the rules and regulations thereunder (the “1940 Act”), the Fund’s compliance with the investment objectives, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information, and the Fund’s satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder. Notwithstanding the investment discretion delegated to the Sub-Adviser in paragraph (a) of this Section, the Sub-Adviser shall act on any instructions of the Manager with respect to the investment activities of the Fund to ensure the Fund’s compliance with the foregoing.

(c) The Sub-Adviser, at its expense, either directly or through others selected by it, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund, including verification and oversight of the pricing of the portfolio securities and other instruments comprising the Fund’s portfolio (but excluding determination of net asset value and shareholder accounting services).

(d) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Manager hereby agrees with the Sub-Adviser and with any Portfolio Manager (as defined below) selected by the Sub-Adviser as provided in Section 1(e) hereof that any entity or person associated with the Sub-Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 (the “1934 Act”).

(e) Subject to the provisions of the Agreement and Declaration of Trust of the Fund and the 1940 Act, the Sub-Adviser, at its expense, may select and contract with investment advisers (each a “Portfolio Manager”) for the Fund to provide services required of the Sub-Adviser hereunder, subject to the direction and oversight of the Sub-Adviser. The Sub-Adviser shall retain any Portfolio Manager pursuant to a portfolio management agreement the terms and conditions of which are acceptable to the Manager and the Fund. Any such portfolio management agreement, together with any related written compliance or other operating policies and procedures and/or written understandings between the Sub-Adviser and a Portfolio Manager (“Operating Guidelines”), a copy of each of which (including any amendments) shall be delivered to the Manager, shall set forth the allocation of such services and responsibilities as between the Sub-Adviser and Portfolio Manager, provided that the Sub-Adviser shall be ultimately responsible for providing or procuring such services and carrying out or causing to be carried out such responsibilities in accordance with this Agreement. The Sub-Adviser (and not the Fund or the Manager) will compensate any Portfolio Manager for its services to the Fund. Subject to the provisions of the applicable portfolio management agreement with a Portfolio Manager, the Sub-Adviser may terminate the services of any Portfolio Manager at any time with the prior written consent of the Manager, and shall at such time assume the responsibilities of such Portfolio Manager unless and until a successor Portfolio Manager is selected.

(f) The Sub-Adviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1.

2. OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Fund. It is also understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3. COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.

The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, for the facilities furnished and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 0.54% of the average daily total managed assets of the Fund.

For purposes of this Section 3, “total managed assets” means the total assets of the Fund (including any assets attributable to any preferred shares and borrowings that may be outstanding) minus accrued liabilities (other than liabilities representing borrowings). For the avoidance of doubt, with respect to any reverse repurchase agreement, dollar roll or similar leveraging transaction, “total managed assets” include any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the underlying assent on the relevant measuring date. The average daily total managed assets of the Fund shall be determined by taking an average of all of the determinations of such amount during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

In the event that the Sub-Adviser has agreed to a fee waiver arrangement with the Fund, subject to such terms and conditions as the Sub-Adviser and the Manager may set forth in such agreement, the compensation due the Sub-Adviser hereunder shall be reduced to the extent required by such fee waiver arrangement.

If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4. ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Investment Management Agreement between the Manager and the Fund shall have terminated for any reason; and this Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund of the Manager, the Sub-Adviser or any Portfolio Manager.

5. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect as to the Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) The Fund may at any time terminate this Agreement by written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Sub-Adviser, or

(b) If (i) the Trustees of the Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager, the Sub-Adviser or any Portfolio Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act, or

(c) Either party hereto may at any time terminate this Agreement by not more than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6. CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Manager in writing of the occurrence of any of the following events: (a) the Sub-Adviser or any Portfolio Manager shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, (b) the Sub-Adviser or any Portfolio Manager shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, (c) there is a change in control of the Sub-Adviser or any Portfolio Manager or a change in control of any parent of the Sub-Adviser or any Portfolio Manager within the meaning of the 1940 Act, or (d) there is a material adverse change in the business or financial position of the Sub-Adviser or any Portfolio Manager.

7. CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under said Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, the rules and regulations thereunder and related interpretations of the SEC.

8. NONLIABILITY OF SUB-ADVISER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser, including its officers, directors and partners, shall not be subject to any liability to the Fund, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

9. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

10. EXERCISE OF VOTING AND OTHER RIGHTS

Unless otherwise instructed by the Trustees of the Fund or the Manager, the Sub-Adviser shall have the responsibility to exercise or procure the exercise of any voting right attaching to investments of the Fund in accordance with proxy voting policies approved by the Fund. Unless otherwise determined by the Trustees or the Manager and notified to the Sub-Adviser, the Manager shall have the responsibility to exercise or procure the exercise of any rights of the Fund with respect to any class action proceedings or other legal action concerning investments of the Fund.

11. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and RCM CAPITAL MANAGEMENT LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first above written.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:	Andrew Meyers
Title:	Managing Director

RCM CAPITAL MANAGEMENT LLC

By:
Name:
Title: